Exhibit 10.12

October 15th, 2024

To: Kevin Lundquist

Address: 3161 S. Bridgepointe Ln, Dublin, CA 94568

Phone: (408) 439-8031

Email: kevlundq@gmail.com

Dear Kevin,

I am pleased to offer you a position with CapsoVision, Inc. (the “Company”), as Chief Financial Officer (CFO), reporting to Johnny Wang, CEO. The conditional offer subject to the results of Background Check and it may lead to change the employment status with the Company afterwards. If you decide to join us, you will receive an annual salary of $325K and annual bonus S40K with other benefits, which will be paid semi-monthly. The annual bonus S40K be paid on November 15th each year, beginning on November 15, 2025. As an employee, you will also be eligible to receive certain employee benefits including comprehensive health insurance and 401k plan. You should note that the Company may job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 1,387,500 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. The shares shall have a 1-year cliff and vest monthly over the 48 months starting from the joining date in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about you joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two-week’s notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business to which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook which the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At Will Employment, Background Check, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and nondisclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment

To accept the Company’s offer, please Sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be 11/01/2024. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, it’s at will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by 10/31/2024.

We look forward to your favorable reply and to working with you at CapsoVision, Inc.

Signature:	Signature:

/s/ Kevin Lundquist	/s/ Johnny Wang
Kevin Lundquist	Johnny Wang

Address: 3161 S. Bridgepointe Ian,	Title: CEO
Dublin, CA 94568	CapsoVision, Inc.
Date: 10/28/2024	Date: 10/28/2024

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement